Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Davey Tree Expert Company 2004 Omnibus Stock Plan for the registration of 5,000,000 common shares of our reports dated February 28, 2005, with respect to the consolidated financial statements of The Davey Tree Expert Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, The Davey Tree Expert Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Davey Tree Expert Company filed with the Securities and Exchange Commission.

                                                                                    /s/ Ernst & Young LLP

Akron, Ohio
March 31, 2005